===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------


                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

|X| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-12


                            Electric Lightwave, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

|X| No fee required

| | Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:


===============================================================================

                                                         Administrative Offices
                                                            4400 NE 77th Avenue
                                                    Vancouver, Washington 98662
                                                                 (360) 816-3000



[graphic]

-------------------------------------------------------------------------------


                                                                 March 23, 2001


Dear Fellow Stockholder:

   I am pleased to invite you to attend the 2001 Annual Meeting of the Stockholders of Electric Lightwave, Inc., which will be held at the Hotel Inter-Continental, 505 North Michigan Avenue, Chicago, IL, on Thursday, May 17, 2001, at 2:00 p.m., Central Time.

   It is important that your shares be represented whether or not you attend the meeting. In order to insure that you will be represented, we ask that you sign, date, and return the enclosed proxy. If present, you may revoke your proxy and vote in person.

   Attendance at the Annual Meeting will be limited to employees and to stockholders as of the record date or their authorized representative. Because of space limitations, admission to the Annual Meeting will be by admission card only. Registered stockholders planning to attend the meeting should complete and return the advance registration form on the back page of this Proxy Statement. If your shares are held through an intermediary such as a bank or broker, complete and return the advance registration form on the back page of this Proxy Statement and mail it to Shareholder Services, Electric Lightwave, Inc., Three High Ridge Park, Stamford, CT 06905. Please include proof of ownership such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding the stock confirming your beneficial ownership.

   We look forward to seeing and meeting with you at the annual meeting.

                                 Cordially,




                                 [graphic]


                                 Rudy J. Graf
                                 Chief Executive Officer


                                                        [graphic]

                                                         Administrative Offices
[graphic]                                                   4400 NE 77th Avenue
                                                    Vancouver, Washington 98662
                                                                 (360) 816-3000

-------------------------------------------------------------------------------


                                                                 March 23, 2001


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ----------------



To the Stockholders of
ELECTRIC LIGHTWAVE, INC.:


   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Electric Lightwave, Inc. will be held at the Hotel Inter-Continental, 505 North Michigan Avenue, Chicago, IL, on Thursday, May 17, 2001, at 2:00 p.m., Central Time, for the following purposes:

     1.   To elect directors;

     2. To approve an amendment to our 1997 Equity Incentive Plan solely to increase the number of shares of common stock reserved for issuance thereunder; and

     3. To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

   The Board of Directors has fixed the close of business on March 19, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

   A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the meeting, at the offices of Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, IL 60606 at the site of the meeting on the meeting date.

                                 By Order of the Board of Directors



                                 L. Russell Mitten
                                 Secretary

                                PROXY STATEMENT


   This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Electric Lightwave, Inc., to be voted at our annual meeting of stockholders. The mailing address of our administrative offices is 4400 NE 77th Avenue, Vancouver, Washington 98662. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 31, 2001.

   Only holders of record of our Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, as of the close of business on March 19, 2001, the record date, will be entitled to notice of and to vote at, the annual meeting. As of the record date, there were 9,716,312 shares of Class A Common Stock outstanding, each of which is entitled to one vote, and 41,165,000 shares of Class B Common Stock outstanding, each of which is entitled to ten votes, at the annual meeting. As of the record date, an additional 48,527 shares of Class A Common Stock were outstanding and held by us as treasury shares. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will be necessary to constitute a quorum for the transaction of business at the annual meeting.

   Directors will be elected by a majority vote of the shares of common stock present or represented by proxy at the meeting and entitled to vote at the meeting. Approval of the proposed amendment to the Equity Incentive Plan also requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote at the meeting. Abstentions will have the effect of a negative vote with respect to the election of directors and the approval of the proposed amendment to the Equity Incentive Plan. Brokers not receiving instructions from our stockholders may vote at the meeting on both the election of directors and the approval of the proposed amendment to the Equity Incentive Plan; accordingly, unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees and for approval of the proposed amendment to the Equity Incentive Plan. Stockholders may not cumulate their votes. Stockholders who execute proxies may revoke them at any time before they are voted.

Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers

   As of February 28, 2001, no person or group of persons except for Citizens Communications Company ("Citizens"), Buckingham Capital Management Incorporated ("Buckingham"), Baron Growth Fund ("BGF"), Baron Small Cap Fund ("BSCF"), Salomon Brothers Holding Company Inc ("SBHC"), Salomon Smith Barney Holdings Inc. ("SSB") and Citigroup Inc. ("Citigroup") were known by us to beneficially own more than 5% of any class of our common stock. Except as otherwise indicated below, each such person or group has sole voting and investment power with respect to the securities beneficially owned. All information regarding the number of shares beneficially owned, and regarding voting and investment power with respect thereto, by each such person or group other than Citizens that owns beneficially more than 5% of our common stock is based solely upon our review of Schedules 13G on file with the Securities and Exchange Commission as of February 28, 2001.

   As of February 28, 2001, Citizens, with offices at Three High Ridge Park, Stamford, Connecticut 06905, beneficially owns, through its wholly-owned subsidiary CU CapitalCorp., 41,165,000 shares of Class B Common Stock, representing all of the outstanding shares of Class B Common Stock. The Class B Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, and is not publicly traded. Each share of Class B Common Stock is convertible into the Class A Common Stock on a one for one basis. CU CapitalCorp. may be deemed the beneficial owner of an additional 41,165,000 shares of Class A Common Stock through the conversion of the shares of Class B Common Stock into shares of Class A Common Stock. On an as-converted basis, Citizens and CU CapitalCorp. would be deemed to be the beneficial owners of, and to have shared voting and investment power with respect to, 43,452,644 shares of Class A Common Stock, which in the aggregate constitutes approximately 85.41% of the shares of Class A Common Stock if all the shares of Class B Common Stock were converted into shares of Class A Common Stock. Citizens and CU CapitalCorp. disclaim beneficial ownership of such 41,165,000 shares of Class A Common Stock. Citizens, through CU CapitalCorp. also beneficially owned and had shared investment and voting power over 2,287,644 shares of Class A Common Stock, representing approximately 24% of the outstanding shares of Class A Common Stock.

   According to the Schedule 13G filed by Buckingham on February 9, 2000, Buckingham, with offices at 630 Third Avenue, Sixth Floor, New York, New York 10017, beneficially owned 808,400 shares of Class A Common

Stock, representing approximately 8.3% of the outstanding shares of Class A Common Stock. Buckingham has sole voting and sole investment power over these shares.

   According to the Schedule 13G filed by BGF on July 11, 2000, and according to the Schedule 13G filed by BSCF on February 16, 2000, BGF and BSCF, with offices at 767 Fifth Avenue, New York, NY 10153 beneficially owned 560,000 and 500,000 shares, respectively, of Class A Common Stock, representing approximately 5.8% and 5.1% of the outstanding shares of Class A Common Stock. Each of BGF and BSCF has shared voting and investment power with respect to these shares.

   According to the Schedule 13G filed jointly by SBHC, SSB and Citigroup on February 15, 2001, SBHC and SSB, with offices at 388 Greenwich Street, New York, NY 10013, beneficially owned 487,702 and 747,102 shares, respectively, of Class A Common Stock, representing approximately 5.0% and 7.7% of the outstanding shares of Class A Common Stock. Each of SBHC and SSB has shared voting and investment power with respect to these shares. According to the
Schedule 13G filed jointly by SBHC, SSB and Citigroup on February 15, 2001, Citigroup, with offices at 399 Park Avenue, New York, NY 10043, beneficially owned 747,102 shares of Class A Common Stock, representing approximately 7.7% of the outstanding shares of Class A Common Stock. Citigroup has shared voting and investment power with respect to these shares. SSB is the sole stockholder of SBHC and Citigroup is the sole stockholder of SSB. The number of shares beneficially owned by Citigroup includes shares held by SSB and SBHC. Each of SSB, SBHC and Citigroup disclaims beneficial ownership of a certain portion of these shares.

   The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 28, 2001, by each of our directors and by each of the executive officers named in the Summary Compensation Table included elsewhere herein, and our current directors and all executive officers as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                                                                    Acquirable               Percentage of
                                                       Class of Common               Within 60               Common Stock
                                                        Stock Owned(1)                Days(2)                  Owned(3)
                                                -------------------------------    -------------    -------------------------------
Name                         Position              Class A          Class B                            Class A         Class B(4)
 -----------           ---------------------    -------------     -------------    -------------     -------------    -------------
Robert Braden(5) ..   President, COO and
                      Director                      2,337,644(6)(7)  41,165,000(8)             0                24              100
Michael L.
Daniel(5) .........   Vice President,
                      Retail Sales                    126,801                 0          122,134                 *                *

Rudy J. Graf(5) ...   Chief Executive
                      Officer and Director          2,287,644(6)     41,165,000(8)             0                24              100
Guenther E.
Greiner ...........   Director                         46,095                 0           39,602                 *                *

Stanley
Harfenist(5) ......   Director                      2,416,091(6)(9)  41,165,000(8)       122,500                25              100

William Kraus .....   Director                         23,750                 0           23,750                 *                *

Randall J. Lis ....   Vice President                  141,293                 0          130,134                 *                *

Scott N.
Schneider(5) ......   Executive Vice
                      President and
                      Director                    2,287,644(6)       41,165,000(8)             0                24              100

David B.
Sharkey(5) ........   Former President and
                      Chief Operating
                      Officer and Former
                      Director                        202,854                 0          100,000                 *                *

Robert A.
Stanger(5) ........   Director                      2,340,591(6)(10) 41,165,000(8)        42,500                24              100

Leonard Tow(11) ...   Chairman and Director         2,543,148(6)(12) 41,165,000(8)        66,666                26              100

Maggie Wilderotter    Director                         43,447                 0           42,500                 *                *

All Executive
Officers and
Directors as a
group (21
Persons)(13) ......                                 3,398,782(6)     41,165,000(8)       937,536                35              100

---------------
*     Represents less than 1% of our outstanding common stock.

(1) Pursuant to rules of the Securities Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 28, 2001, may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Common Stock Owned."

(2) Reflects number of shares that could be purchased by exercise of options as of February 28, 2001, or within 60 days thereafter under our Equity Incentive Plan.

(3) Based on number of shares outstanding at, or acquirable within, 60 days of February 28, 2001.

(4) All Class B Common Stock is owned by CU CapitalCorp., a wholly-owned subsidiary of Citizens. As a result of Citizens' ownership, the percentage of Class B Common Stock beneficially owned by each of Dr. Tow and Messrs. Braden, Graf, Harfenist, Schneider, and Stanger is deemed to be 100%.

(5) Mr. Graf owns beneficially 547,265 shares of Citizens common stock, 200,000 shares of which are restricted shares and 83,333 shares of which are acquirable by exercise of options as of February 28, 2001 or within 60 days thereafter. Messrs. Braden, Daniel, Lis, Harfenist, Stanger, and Sharkey own beneficially 52,448, 37,095, 33,001, 107,024, 105,607 and 2,052 shares of Citizens common stock, respectively. Of the shares beneficially owned by Messrs. Braden, Daniel, Harfenist and Stanger 16,666, 4,685, 93,069 and 103,068 shares, respectively, are acquirable by exercise of options as of February 28, 2001, or within 60 days thereafter. Mr. Harfenist's shares are held by Mr. Harfenist and his wife, Jean Lippka Harfenist, as Trustees for the Harfenist Family Trust. Mr. Scott N. Schneider owns beneficially 173,009 shares of Citizens common stock, 66,666 shares of which are restricted shares and 83,333 shares of which are acquirable by exercise of options as of February 28, 2001, or within 60 days thereafter.

(6) Includes 2,287,644 shares of Class A Common Stock owned by CU Capital Corp., a wholly-owned subsidiary of Citizens. Leonard Tow is Chairman of the Board, Chief Executive Officer and a director of Citizens. Stanley Harfenist and Robert A. Stanger are directors, Rudy J. Graf and Scott N. Schneider are directors and executive officers and Robert Braden is an executive officer of Citizens. These shares of Class A Common Stock are included in the above table for Leonard Tow, Stanley Harfenist, Robert
      A. Stanger, Robert Braden, Rudy J. Graf, and Scott N. Schneider as required by the definition of beneficial ownership of the Securities and Exchange Commission. By reason of the definition of beneficial ownership, each of the above listed officers and directors and Citizens (through its wholly-owned subsidiary CU Capital Corp.) is deemed to have an indirect beneficial interest in these 2,287,644 shares of Class A Common Stock. Except to the extent of such indirect interest, each of the named individuals disclaims beneficial ownership of any of these 2,287,644 shares of Class A Common Stock.

(7) Includes 50,000 restricted shares over which Mr. Braden has sole voting power but no dispositive power.

(8) Consists entirely of shares of Class B Common Stock owned by Citizens of which Leonard Tow is Chairman of the Board, Chief Executive Officer and a director, Rudy J. Graf is an executive officer and director, Stanley Harfenist is a director, Scott N. Schneider is an executive officer and director, Robert A. Stanger is a director and Robert Braden is an executive officer. These shares of Class B Common Stock are included in the above table for Leonard Tow, Robert Braden, Stanley Harfenist, Robert A. Stanger, Rudy J. Graf, and Scott N. Schneider as required by the definition of beneficial ownership of the Securities and Exchange Commission. By reason of the definition of beneficial ownership, the above listed officers and directors and Citizens (through its wholly-owned subsidiary CU CapitalCorp.) own an approximate 97.9% voting interest in our Class B Common Stock, and therefore each of the above individuals is deemed to have an indirect beneficial interest in these 41,165,000 shares of Class B Common Stock. Except to the extent of such indirect interest, each of the named individuals disclaims beneficial ownership of any of these shares of Class B Common Stock.

(9) Includes 5,947 shares of Class A Common Stock held by Stanley and Jean Lippka Harfenist as Trustees for the Harfenist Family Trust.

(10) Includes 4,500 shares of Class A Common Stock held by Mr. Stanger's wife. Mr. Stanger disclaims beneficial ownership of these shares.

(11) Dr. Tow beneficially owns 9,217,970 shares of Citizens common stock, 2,425,948 shares of which are acquirable by exercise of options as of February 28, 2001 or within 60 days thereafter and 559,974 shares of which are restricted shares over which Dr. Tow has sole voting power but no dispositive power. The total includes 5,344,211 shares of Citizens common stock owned by Lantern Partners LLC, of which Dr. Tow is the sole member, and therefore he is deemed to have a beneficial interest in those 5,344,211 shares.

      The total also includes 2,827 shares held by Dr. Tow's wife; 18,607 shares held by her as custodian for her minor grandchildren, 93,069 shares acquirable by her within sixty days; and 1,590 shares of common stock are held in an individual retirement account for the benefit of Mrs. Tow. Dr. Tow disclaims ownership of shares owned by his wife, which shares are included in the total shares owned by Dr. Tow as required by the definition of beneficial ownership of the Securities and Exchange Commission. Dr. Tow owns approximately 3.5% of the common stock of Citizens.

(12) Includes 141,667 restricted shares over which Dr. Tow has sole voting power but no dispositive power.

(13) All of our directors and executive officers as a group own beneficially 10,404,555 shares of Citizens common stock (2,768,034 of which are acquirable within 60 days), which represents approximately 4.0% of Citizens common stock outstanding as of February 28, 2001 or acquirable within 60 days thereafter.


                             ELECTION OF DIRECTORS

   At the meeting, 9 directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. All of the nominees are currently serving as our directors. Directors will be elected by a majority of the votes of the holders of shares of common stock, present in person or represented by proxy at the meeting and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any such nominee should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. Leonard Tow, Rudy J. Graf, Scott N. Schneider, and Robert Braden are executive officers of Citizens, whose wholly-owned subsidiary, CU CapitalCorp., is owner of 100% of our Class B Common Stock and approximately 24% of our Class A Common Stock. Leonard Tow, Stanley Harfenist, Rudy J. Graf, Scott N. Schneider, and Robert
A. Stanger are directors of Citizens. There are no family relationships among any of our nominees and executive officers. For a description of certain business relationships between Citizens and us, see "Agreements with Citizens" below.

Robert Braden                 President, Chief Operating Officer and Director of Electric Lightwave    Director since 2001
                              Inc., since January 2001; Vice President, Business Development of
                              Citizens Communications Company, 1999 to 2001; Senior Vice President,
                              Business Development at Centennial Communications, 1993 to 1999; Vice
                              President of Business Development at Century Communications, during
                              1999; General Manager of Message Center New York, 1991 to 1993; Vice
                              President and General Manager of Metromedia Paging of New York, Inc.
                              and Omni Communications, 1985 to 1991. Age 55.

Rudy J. Graf                  Chief Executive Officer of Electric Lightwave, Inc., 1999 to present;    Director since 1999
                              Vice Chairman of the Board of Directors of Citizens Communications
                              Company, since 2001; President and Chief Operating Officer of
                              Citizens Communications Company, 1999 to present; Director, President and COO, Centennial Cellular Corp., 1990 to 1999; Director, Citizens.
                              Age 52.

Guenther E. Greiner           President of International Corporate Consultancy LLC, a global           Director since 1998
                              finance consulting service, 1998 to present; Senior Group Executive/
                              Executive Vice President of Global Relationship Bank, 1995 to 1998,
                              and Group Executive/Executive Vice President of World Corporation
                              Group, 1989 to 1995, both at Citibank/Citicorp; Director, Ermenegildo
                              Zegna, New York Philharmonic, German American Chamber of Commerce,
                              the American Institute for Contemporary German Studies/The Johns
                              Hopkins University, and Corn Products International, Inc. Age 62.

Stanley Harfenist             President and Chief Executive Officer of Adesso, Inc., manufacturer      Director since 1997
                              of hardware for the Macintosh computer, 1993 to December 1999;
                              Director of Citizens Communications Company since 1992. Age 69.

William Kraus                 Director, Century Communications and Centennial Cellular, 1985 to        Director since 2000
                              1999; Officer of Equitable Life Assurance Society of America, 1983 to
                              1985; Assistant to the Governor and the Secretary of Development,
                              State of Wisconsin, 1978 to 1983; Officer of Sentry Insurance to
                              1978. Age 75.

Scott N. Schneider            Executive Vice President of Electric Lightwave, Inc. and of Citizens     Director since 1999
                              Communications Company since 1999; Vice Chairman of the Board of
                              Directors of Citizens Communications Company since 2001; Director from 1996 to October 1999, Chief Financial Officer from 1996 to
                              October 1999 and Senior Vice President and Treasurer of Century
                              Communications Corp. from 1991 to October 1999; Director, Chief
                              Financial Officer, Senior Vice President and Treasurer of Centennial
                              Cellular Company, 1991 to 1999; Director, Citizens. Age 43.

Robert A. Stanger             Chairman, Robert A. Stanger & Company, investment banking and            Director since 1997
                              consulting services, 1978 to present, Publisher, The Stanger Report,
                              Director, Callon Petroleum Company, Inc., exploration and production of oil and natural gas. Director, Citizens Communications Company.
                              Age 61.

Leonard Tow                   Chairman of the Board of Electric Lightwave, Inc. since 1997.            Director since 1990
                              Chairman and Chief Executive Officer, Citizens Communications
                              Company, 1990 to present and Chief Financial Officer of Citizens
                              Communications Company, 1991 to 1997. Chief Executive Officer and
                              Director of Century Communications Corp., a cable television company, since its organization in 1973 to present, Chairman of the Board since 1989 and Chief Financial Officer, 1973 to 1996. Director,
                              Hungarian Telephone and Cable Corp. Director, United States Telephone
                              Association. Age 72.

Maggie Wilderotter            President, Chief Executive Officer and Director of Wink                  Director since 1997
                              Communications since 1997; Executive Vice President, AT&T Wireless
                              Services, Inc. and Chief Executive Officer of AT&T Aviation
                              Communications Division (Claircom), 1995 to 1997. Regional President
                              of McCaw Cellular Communications, Inc., 1991 to 1995. Director,
                              Airborne Express, The McClatchy Company, American Tower Corporation
                              and Gaylord Entertainment. Age 46.

Our Board of Directors recommends that you vote "for" the election of all nominees for director.

   Our Board of Directors held seven meetings in 2000. Each incumbent director attended at least 75% of the aggregate of these meetings and the total number of meetings held by all committees of the Board on which he or she served as described below under "Committees of the Board."

Committees of the Board

   The board has standing Executive, Audit, and Compensation Committees. The full board serves as the nominating committee.

   Executive Committee. Our Executive Committee is composed of Dr. Tow as Chairman and Messrs. Graf and Schneider and, until January 10, 2001, Mr. Sharkey. The Committee did not meet in 2000. During intervals between meetings of the board, the Executive Committee has the power and authority of the board over the management of our business affairs and property, except for powers specifically reserved by Delaware law or by our Restated Certificate of Incorporation.

   Audit Committee. Our Audit Committee is composed of Mr. Greiner as Chairman and Messrs. Harfenist, Stanger and Kraus and Ms. Wilderotter. The committee met eight times in 2000. Each member of the Audit Committee is independent as required by the listing standards of the National Association of Securities Dealers. The Audit Committee operates under a charter adopted by the board of directors, which is included in this proxy statement as Appendix A. The committee's primary function is to monitor (1) the integrity of our financial statements, (2) our compliance with laws, regulations and internal controls, and (3) the independence and performance of our internal and external auditors.

   Compensation Committee. Our Compensation Committee is composed of Mr. Stanger as Chairman and Messrs. Greiner, Harfenist and Kraus and Ms. Wilderotter. The committee met four times in 2000. The committee reviews our general compensation strategies, acts as the committee for our Equity Incentive Plan and our 1998 Employee Stock Purchase Plan and establishes and reviews compensation for our Chief Executive Officer and other executive officers.

                             AUDIT COMMITTEE REPORT

   1. The Audit Committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2000.

   2. The Audit Committee has discussed with KPMG LLP, the independent accountants and auditors of the company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU Section 380).

   3. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independent Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

   4. Based on such review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2000, be included in the company's Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

                                               Submitted by:

                                               Guenther E. Greiner, Chairman
                                               Stanley Harfenist
                                               William Kraus
                                               Robert A. Stanger
                                               Maggie Wilderotter

                            DIRECTORS' COMPENSATION


   Prior to June 30, 2000, each non-employee director was entitled to a $30,000 annual retainer and a fee of $1,000 plus reasonable expenses for each board or committee meeting attended in person or telephonically. Committee chairs were paid a fee of $2,000 per meeting attended. Each non-employee director elected to have either 100% or 50% of his or her compensation paid in cash, shares of our Class A Common Stock or stock units representing our Class A Common Stock under our Equity Incentive Plan. If a director elected payment of his or her compensation in stock units, those units would be purchased at 85% of the fair market value, as defined under our Equity Incentive Plan, subject to adjustment. These stock units, which are payable either in cash or in shares of our common stock as per the director's irrevocable election, will be held by us until the earlier of the director's retirement or death at which time they will be paid to the director in accordance with his or her election. Each non-employee director also received an annual stock option grant of 7,500 shares, priced at the fair market value of the stock on the grant date.

   Effective June 30, 2000, the annual retainer was eliminated and each non-employee director became entitled to receive annual compensation for the remainder of the year 2000 in the form of either 2,500 stock units or 10,000 stock options. In addition to the stock units or stock options, each non-employee director became entitled to receive a fee of $2,000 plus reasonable expenses for each meeting attended in person or by telephone. The Committee chairs of the Audit and Compensation Committees are each paid an annual retainer of $5,000.

   Non-employee-director compensation for the year 2001 also became effective as of June 30, 2000. For the year 2001, each non-employee director is entitled to receive either 5,000 stock units or 20,000 stock options. In addition, each non-employee director will continue to receive a fee of $2,000 plus reasonable expenses for each meeting attending in person or by telephone and Committee chairs will be entitled to receive a $5,000 annual retainer. A director may continue to elect to have 100% or 50% of his or her fees, and in the case of the Audit and Compensation Committee chairs their annual retainer, paid in cash, shares of our Class A Common Stock or stock units representing our Class A Common Stock. The awards of stock units and stock options are made pursuant to our Equity Incentive Plan. If a director elects payment of his fees, and in the case of the Audit and Compensation Committee chairs their annual retainer, in stock or stock units, those shares or units will be purchased at 85% of the fair market value, as defined under our Equity Incentive Plan, subject to adjustment. These stock units which are payable either in cash or in shares of our common stock as per the director's irrevocable election will be held by us until the earlier of the director's retirement or death at which time they will be paid to the director in accordance with his or her election. The stock options have an exercise price equal to 85% of the fair market value, as defined in the Equity Incentive Plan, of the underlying common stock on the grant date, subject to adjustment. Each non-employee director will also continue to receive an annual stock option grant of 7,500 shares, priced at the fair market value of the stock on the grant date. Each new non-employee director also receives a 10,000 share sign-on option. Dr. Tow and Messrs. Graf and Schneider, as a result of their employment with Citizens, and Mr. Braden, as a result of his employment with us and Citizens, are deemed to be employee directors and thus are not eligible to receive compensation for services rendered as directors.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the board of directors is composed of five independent directors who are responsible for setting and administering compensation, including base salaries, annual incentives and stock-based awards paid or awarded to our executive officers. The Compensation Committee oversees and approves incentive plan design, costs and administration. This report discusses the Compensation Committee's activities as well as its development and implementation of policies regarding compensation paid to our executive officers for 2000.

                      COMPENSATION OF THE EXECUTIVE GROUP


   This section discusses our 2000 strategy for our compensation programs. The compensation of our Chief Executive Officer is discussed separately in this report.


                             COMPENSATION STRATEGY

o Offer a competitive mix of total compensation relative to the Communications Industry.

o Ensure plans enable us to attract and retain employees of outstanding ability by having flexibility based on the various labor market demands for critical skill sets.

o Align the compensation plans across the company in order to recognize that achievement of financial goals contribute to our overall success.

o Continue to increase performance-based compensation so that rewards to employees have a direct correlation to shareholder value. In 2000, begin transitioning to more pay at risk for certain levels in the organization by holding base salaries flat and increasing the cash incentive opportunities at certain levels of the organization.

o    Create stock ownership at all levels in the organization.

Base Salary

   The Compensation Committee reviews recommendations and sets the salary levels of executive officers in the spring of each year. This review is based on the duties and responsibilities which we expect each executive to discharge during the current year, the executive's performance during the previous year and the executive's total cash compensation opportunity. We perform external market comparisons relative to industry-specific peers, based on individual job responsibility.

Annual Cash Incentives

   To retain and incent employees, the annual cash incentive plan offers a competitive mix of total cash compensation relative to comparable industry norms. Cash incentives are paid to eligible employees during the first quarter based on prior year goal attainment. The plan criteria may be revised each year to reflect changes in our business strategy.

   The cash incentive plan has a voluntary deferral option for employees deemed to be highly compensated under Department of Labor guidelines. These employees can elect to defer all or part of their cash incentives each year into an interest-bearing account.

   The annual cash incentives for 2000 were approved by the Compensation Committee in March 2001. Such cash incentives will be awarded in April 2001. Awards for 2000 are based on 2000 performance and reflect our successful performance in achieving our EBITDA financial targets.

Common Stock Long-Term Incentives

   The purpose of the Equity Incentive Plan is to provide common stock-related compensation to ensure that we can effectively attract, motivate and retain executives and employees in our business sectors. Stock options awarded in 2000 were granted in accordance with the Equity Incentive Plan. All stock options awarded are non-qualified, awarded at fair market value and beginning in 2001, vesting has changed from three years to four years.

   Within the Equity Incentive Plan, there are two separate award programs: the Management Stock Option Plan and the Distinguished Performance Award. The Management Stock Option Plan is designed to grant stock options to executives and other key management employees for individual contributions toward achievement of financial goals. Target awards are based on level and are designed to compensate our employees consistent with the long-term incentive compensation of companies in comparable industries.

   The Distinguished Performance Award is designed to recognize and reward key employees below the management level who are considered to have high potential and who have made significant contributions. Recommendations are at the discretion of the employee's manager.

   In July 2000, the Compensation Committee granted stock options awards to 356 executives/managers under the Management Stock Option Plan for 1999 performance. A total of 101 employees received stock option awards under the Distinguished Performance Award. Selected executive officers received restricted stock grants of Citizens' common stock.

   The Compensation Committee will consider Equity Incentive Plan Awards for 2000 performance in the spring of 2001. Beginning with 2000 awards, Equity Incentive Plan Awards will only be distributed if the prior year's EBITDA target is achieved.

   In December 2000, the Compensation Committee approved an amendment to the Equity Incentive Plan solely to increase the number of shares available thereunder by 2,000,000 shares, subject to shareholder approval. A copy of the full text of the amendment is included as Appendix B to this proxy statement.

   The principal purpose of the Equity Incentive Plan is to provide an equity incentive to employees to remain in our employment and to work diligently in our best interests. The Board of Directors determined that this purpose would not be achieved for employees holding options exercisable at prices above the market price of our common stock, and further determined that it was critical to our best interests and to our stockholders that we retain the services of these employees. As such, the Board of Directors authorized the repricing of certain stock options in 1998. In 1998 the Board of Directors offered to all executive officers with outstanding options to purchase our common stock the opportunity to exchange all, half or none of these options for a decreased number of new options at a price per share equal to the fair market value of our common stock on August 7, 1998, with no change in the stock option vesting periods. The number of shares was determined using the Black-Scholes option pricing model on an equivalent value basis to determine the exchange rate.

Other

   The Compensation Committee approves terms of employment offers to new executives and other officers.

   The following table sets forth certain information concerning the repricing of stock options held by the named executive officers during the last ten years.


                           TEN-YEAR OPTION REPRICINGS



                                                                                                                         Length of
                                                             Number of                      Exercise                     Original
                                                             Securities    Market Price     Price at                    Option Term
                                                             Underlying     of Stock at     Time of                    Remaining at
                                                            Options/SARs      Time of      Repricing                      Date of
                                                            Repriced or    Repricing or        or       New Exercise   Repricing or
 Name                                              Date       Amended        Amendment     Amendment       Price         Amendment
 ----                                             ------    ------------   ------------    ---------    ------------   ------------
                                                                (#)             ($)           ($)           ($)
Randall Lis ...................................   8/7/98      73,000(1)        8.75          16.00          8.75         9.28 yrs.
 Vice President
Michael L. Daniel .............................   8/7/98      68,000(2)        8.75          16.00          8.75         9.28 yrs.
 Vice President, Retail Sales

---------------
(1)  73,000 shares exchanged on equal value basis for 43,800 shares.
(2)  68,000 shares exchanged on equal value basis for 40,800 shares.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER


   Rudy J. Graf, our Chief Executive Officer, is President and Chief Operating Officer of our parent company, Citizens. Mr. Graf's 2000 compensation was paid to him by Citizens. We currently expect to make future awards to our chief executive officer under the Equity Incentive Plan. Mr. Graf's base salary will be paid by Citizens as long as he remains an employee of that company. See footnote 4 to the Summary Compensation Table.

Compliance with Internal Revenue Code Section 162(m)

   The Compensation Committee has been advised that the compensation paid to the named executive officers in 2000, including the chief executive officer, met the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to our chief executive officer or any of the four other most highly compensated executive officers. Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. The Compensation Committee has been advised that Section 162(m) does not apply to the stock awards granted in 2000. We expect to structure grants under our Equity Incentive Plan in a manner that provides for an exemption from Section 162(m). The Compensation Committee recognizes that, in certain instances, it may be in our best interests to provide compensation that is not deductible.


                                                       Robert A. Stanger, Chair
                                                       Guenther E. Greiner
                                                       Stanley Harfenist
                                                       William Kraus
                                                       Maggie Wilderotter


                         EXECUTIVE RETIREMENT AGREEMENT

   In connection with David B. Sharkey's resignation as our President and Chief Operating Officer and as a Vice President of Citizens, Citizens entered into a severance agreement with Mr. Sharkey dated February 1, 2001. Pursuant to such agreement, we made a lump sum severance payment to Mr. Sharkey of $125,000 along with an additional payment of $125,000 for Mr. Sharkey's assistance in transitioning his duties to his replacement and for Mr. Sharkey's reasonable availability to management of Citizens and us to provide information concerning our business and financial operations. We also paid Mr. Sharkey the present value of his split dollar life insurance policy, which amounted to $300,000. We have also agreed to provide continuing medical, dental and vision insurance for Mr. Sharkey for a period up to eighteen months and the same coverage for his family for a period up to twelve months from the date his employment terminated. Such coverage shall cease upon Mr. Sharkey's obtaining similar insurance from a subsequent employer. Any stock options granted to Mr. Sharkey pursuant to either Citizens' or our equity incentive plans which otherwise would have been forfeited upon termination of employment, became exercisable upon the date of the agreement.

                             EXECUTIVE COMPENSATION


   The following table sets forth, for services rendered to us for each of the fiscal years ended December 31, 2000, 1999 and 1998, the compensation awarded to, earned by or paid to (i) our Chief Executive Officer during the fiscal year ended December 31, 2000; and (ii) the four other most highly compensated executive officers for 2000 who were serving as our executive officers on December 31, 2000.


                           SUMMARY COMPENSATION TABLE


                                                                                                Long-term
                                                  Annual Compensation                          Compensation
                                        ---------------------------------------    ------------------------------------
                                                                                                  Awards       Payout
                                                                                                ----------    ---------
                                                                                                                Long-
                                                                         Other                  Securities      term
                                                                        Annual    Restricted    Underlying    Incentive   All Other
                                                                        Compen-      Stock       Options/       Plan       Compen-
                                       Salary    Salary    Bonus (1)    sation      Awards        SARs(2)      Payouts    sation(3)
Name                                    Year        $          $           $          ($)           (#)          ($)         ($)
----                                   ------    -------   ---------    -------   ----------    ----------    ---------   ---------
Rudy J. Graf(4) ....................    2000           0          0        0           0                0         0              0
 Chief Executive Officer And            1999           0          0        0           0                0         0              0
  Director
Scott N. Schneider(4) ..............    2000           0          0        0           0                0         0              0
 Executive Vice President               1999           0          0        0           0                0         0              0
David B. Sharkey ...................    2000     256,250          0        0           0                0         0         36,704
 Former President and Chief             1999     259,375    203,438        0          (5)         100,000         0         32,295
 Operating Officer and                  1998     229,167    150,000        0           0                0         0         33,759
 Former Director
Randall Lis ........................    2000     185,000     46,250        0          (5)               0         0          4,317
 Vice President,                        1999     162,717     97,125        0           0           20,000         0          3,016
 Engineering & Operations               1998     151,250     62,000        0           0                0         0          3,004
Michael L. Daniel ..................    2000     162,750     41,250        0          (5)               0         0          4,676
 Vice President,                        1999     153,750     60,000        0           0           13,333         0              0
 Retail Sales                           1998     143,750     35,000        0           0                0         0              0

---------------
(1) Bonus amounts awarded for 1998 and 1999 were for performance for the stated Salary Year and were determined and awarded in the subsequent year. Bonus amounts for 2000 were determined by the Compensation
     Committee in March 2001 based on performance in 2000 and will be awarded in April 2001.
(2) All awards shown are options; we have not awarded any SARs. All options in this column are exercisable for Class A Common Stock. The Options were granted under our Equity Incentive Plan.
(3) Includes Citizens' matching contribution to each named executive officer's 401(k) plan. Additionally, includes $29,850 for the 2000, $27,495 for the 1999 and $28,759 for the 1998 economic benefit of split-dollar life insurance for Mr. Sharkey. Also included for Mr. Sharkey in 2000, is a $1,754 Citizens' matching contribution to the Citizens' Executive Deferred Savings Plan. Also included for Mr. Lis in 2000, is a $1,079 Citizens' matching contribution to the Citizens' Executive
     Deferred Savings Plan. Mr. Graf received in 2000, a $5,000 Citizen's matching contribution to his 401(k) plan along with a $6,439 matching contribution to the Citizen's Executive Deferred Savings Plan.
(4) Rudy Graf, our Chief Executive Officer since November 23, 1999, has also been the President and Chief Operating Officer of Citizens since October 11, 1999, and has been an employee of Citizens since September 1, 1999. Mr. Schneider, our Executive Vice President since 1999, is also an Executive Vice President of Citizens. Mr. Graf and Mr. Schneider and our other executive officers who are employees of Citizens are compensated by Citizens on the basis of services rendered to Citizens and its subsidiaries, including us. Citizens paid Mr. Graf $500,000 in salary and $475,000 in bonus awards for 2000. Citizens granted Mr. Graf 100,000 stock options in 2000 with an exercise price of $12.97 per share that will vest 33-1/3% on each of October 18, 2001, October 18, 2002, and October 18, 2003. Citizens paid Mr. Graf $150,000 in salary and $600,000 in bonus awards for 1999, and granted him 300,000 restricted shares that vest in three equal annual installments beginning on September 9, 2000. As of December 31, 2000, the total number of restricted shares held by Mr. Graf was 200,000 with a market value as of December 31, 2000 of $2,625,000. Citizens also granted Mr. Graf 250,000 stock options in 1999 with an exercise price of $11.09 per share, 83,333 shares of which have vested with the remainder to vest in equal amounts on each of September 1, 2002, and September 1, 2003. Citizens paid Mr. Schneider $300,000 in salary and $285,000 in bonus awards for 2000. Citizens also granted Mr. Schneider 100,000 stock options with an exercise price of $12.97 per share that will vest 33-1/3% on each of October 18, 2001, October 18, 2002, and October 18, 2003. Citizens paid Mr. Schneider $50,000 in salary and $300,000 in bonus awards for 1999, and granted him 100,000 restricted shares that vest in three equal annual installments beginning on November 1, 2000. As of December 31, 2000, the total number of restricted shares held by Mr. Schneider was 66,666 with a market value as of December 31, 2000, of $874,991. Citizens also granted Mr. Schneider 250,000 stock options in 1999 with an exercise price of $11.09 per share, 83,333 shares of which have vested with the remainder to vest in equal amounts on each of November 1, 2002, and November 1, 2003.
(5) We granted Mr. Sharkey 25,000 restricted shares of our Class A Common Stock on March 29, 1999. The restrictions on the restricted shares granted to Mr. Sharkey lapsed with termination of his employment. As of December 31, 2000, Mr. Sharkey held 16,666 shares of restricted stock. Messrs. Lis and Daniel were each granted 30,000 restricted shares of our Class A Common Stock on September 11, 2000. These restricted shares vest at a rate of 33-1/3% on each of September 11, 2001, September 11, 2002, and September 11, 2003.


                               2000 OPTION GRANTS


   The following table sets forth certain information concerning options granted to the named executive officers in 2000. No stock appreciation rights were granted in 2000. Option totals are as of the grant date.



                                                               Number of      % of Total
                                                              Securities     Options/SARs
                                                              Underlying      Granted to     Exercise or                 Grant Date
                                                             Options/SARs    Employees in     Base Price    Expiration     Present
Name                                                         Granted(#)(1)    Fiscal Year     ($/Sh)(2)        Date      Value $(3)
----                                                         -------------   ------------    -----------    ----------   ----------
Rudy J. Graf.............................................       100,000          1.81%          12.97        10/17/10      534,900
Scott N. Schneider.......................................       100,000          1.81%          12.97        10/17/10      534,900

---------------
(1) All options for Messrs. Graf and Schneider are options for shares of Citizens' common stock and granted to Messrs. Graf and Schneider by Citizens. All options become exercisable at the rate of 33.3% per year on October 18, 2001, 2002, and 2003.
(2) These options were granted on October 18, 2000, and the exercise price is $12.97.
(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized, if any, by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The pricing model assumes a dividend yield of 0.00%, a riskless rate of return of 5.28%, a six-year term to exercise, and volatility of 0.66.

                 AGGREGATED 2000 OPTION EXERCISES AND VALUE OF
                    OUTSTANDING OPTIONS AT DECEMBER 31, 2000


   The following table sets forth certain information concerning options exercised by our named executive officers during 2000 and the number and value of options held by them on December 31, 2000. There were no outstanding stock appreciation rights relating to our common stock at December 31, 2000, and no exercises occurred during 2000 of stock appreciation rights relating to our common stock.


                                                                            Number of Securities           Value of Unexercised
                                                                           Underlying Unexercised              In-the-money
                                                                               Options/SARs at                 Options/SARs
                                                                             Fiscal Year End (#)          at Fiscal Year End ($)
                                     Shares Acquired on      Value      ----------------------------    ---------------------------
Name                                    Exercise (#)       Realized $   Exercisable    Unexercisable    Exercisable   Unexercisable
----                                 ------------------    ----------   -----------    -------------    -----------   -------------
Rudy J. Graf .....................            0                0           83,333         266,667        $150,835        $301,669
Scott N. Schneider ...............            0                0           83,333         266,667         125,001         249,999


   Options for Messrs. Graf and Schneider are options for shares of Citizens' common stock. All numbers are as of December 31, 2000. The fair market value of Citizens' common stock on December 29, 2000 was $12.907 per share. Dollar amounts shown under all columns other than "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of our stock on the date of exercise.


                                  PENSION PLAN

   We do not have a pension plan. Messrs. Graf and Schneider are covered by Citizens' noncontributory qualified retirement plan that provides benefits based on formulas related to base salary and years of service. Benefits shown are not subject to reduction for Social Security payments. The following table illustrates the estimated annual plan pension benefits available to Messrs. Graf and Schneider upon retirement at age 65 assuming a preretirement death benefit election of 100% joint and survivorship benefits. The remuneration classifications are based on the highest five-year average annual salary (subject to the limitation of the Internal Revenue Code of 1986 on the amount of annual compensation which may be credited to a participant's retirement benefits) and the years of service represent years of credited service. Under federal tax law, remuneration above a specified annual limit may not be credited in the computation of retirement benefits under qualified plans. For 2000, this limit was $170,000. For this reason remuneration above $170,000 has not been included in the table below.


                               Pension Plan Table



                 Remuneration
                (in thousands)
               -----------------                                                                                Years of Service
                                                                                                            -----------------------
                                                                                                             5      10    15     20
                                                                                                            ---    ---    ---   ---
$170 ....................................................................................................   $13    $26    $39   $52


   Neither Mr. Graf nor Mr. Schneider has any years of credited service.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   The Compensation Committee currently consists of Mr. Stanger as Chairman and Messrs. Greiner, Harfenist and Kraus and Ms. Wilderotter. None of our executive officers served as: (i) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.


                         STOCK PRICE PERFORMANCE GRAPH



                                      Nov 1997           1997             1998            1999            2000
                                      --------           ----             ----            ----            ----
Electric Lightwave      Return %          0.00          -7.03           -44.96          128.99          -82.34
                        Cum $          $100.00         $92.97           $51.18         $117.19          $20.70


S&P 500                 Return %          0.00           6.43            28.58           21.05           -9.10
                        Cum $          $100.00        $106.43          $136.84         $165.64         $150.56


Nasdaq US               Return            0.00          -1.23            41.02           85.84          -39.83
                        Cum $          $100.00         $98.77          $139.29         $258.85         $155.74


Peer Group Only         Return %          0.00           2.00            -0.84          208.41          -66.20
                        Cum $          $100.00        $102.00          $101.14         $311.94         $105.44





   Our Class A Common Stock has been publicly traded since November 24, 1997. The graph shows the period November 24, 1997, through December 31, 2000. The graph compares our cumulative total return with that of the Nasdaq Stock Market-US and a peer group index. Cumulative return assumes $100 invested in us or a respective index on November 24, 1997, as required by SEC rules, and that all quarterly dividends were reinvested at the average closing stock prices at the beginning and end of the quarter. Our peer group consists of us; Advanced Radio Telecom Corp.; e.spire Communications; GST Telecom; ICG Communications; Intermedia Communications; McLeod USA, Inc.; XO Communications, Inc.; Teligent, Inc.; WinStar Communications; Allegiance Telecom, Inc.; Adelphia Business Solutions, formerly known as Hyperion Telecommunications, Inc.; ITC DeltaCom, Inc.; Mpower Communications Corp.; RCN Corporation; and US LEC Corporation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


   Section 16(a) of the Exchange Act requires our directors, officers and persons holding more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership and annual reports of ownership of our common stock and other equity securities. Such directors, officers, and 10% stockholders are also required to furnish us with copies of all such filed reports.

   Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that all of our directors, officers and 10% shareholders timely filed all required reports under Section 16(a) in 2000.


                            AGREEMENTS WITH CITIZENS

General

   Citizens owns, through its wholly-owned subsidiary CU Capital Corp., 100% of our outstanding Class B Common Stock and 2,287,644 shares of our Class A
Common Stock. CU Capital Corp. acquired the shares of our Class A Common Stock in the open market through brokerage transactions in the ordinary course of business, solely as an investment, and to insure that Citizens maintains a sufficient economic interest in us to permit the continued filing of consolidated tax returns. Leonard Tow, our Chairman of the Board, is the Chairman of the Board and Chief Executive Officer of Citizens. Rudy J. Graf, our Chief Executive Officer, is President and Chief Operating Officer and Vice Chairman of the board of directors of Citizens. Robert Braden, our President and Chief Operating Officer and one of our directors, is a Vice President and an executive officer of Citizens. Scott N. Schneider, our Executive Vice President and one of our directors, is an executive officer and Vice Chairman of the board of directors of Citizens. L. Russell Mitten, our Secretary, is also Vice President, General Counsel and Secretary of Citizens. Stanley Harfenist and Robert Stanger, our directors, are also directors of Citizens.

   Our relationship with Citizens is governed by agreements entered into with Citizens in connection with our initial public offering and certain other agreements, the material terms of which are described below.

Administrative Services Agreement

   The Administrative Services Agreement provides for Citizens to render certain financial management services, information services, legal and contract services, human resources services and corporate planning services to us. Under the terms of the Administrative Services Agreement, all of the services are rendered by Citizens subject to our oversight, supervision and approval, acting through our Board of Directors.

   The administrative costs payable by us to Citizens pursuant to the Administrative Services Agreement are not expected to exceed the fees that would be paid if such services were to be provided by an independent third party.

   The Administrative Services Agreement will terminate on December 31, 2005, unless earlier terminated by Citizens or by us. The Administrative Services Agreement will be renewed automatically for additional terms of two years unless either party gives at least six months' written notice prior to a scheduled termination date. The Administrative Services Agreement can be terminated upon a material breach and will be terminated upon a change of our control. Under the Administrative Services Agreement, $7,413,000 in fees were payable to Citizens for 2000, excluding reimbursement for costs.

Tax Sharing Agreement

   As we are included in Citizens' federal consolidated income tax group, our federal income tax liability is included in the consolidated federal income tax liability of Citizens and its subsidiaries. We are also included with certain Citizens subsidiaries in combined, consolidated or unitary income tax groups for state and local tax purposes. We and Citizens are parties to a federal, state and local tax sharing agreement. Pursuant to the Tax Sharing Agreement, we and Citizens make payments between us such that, with respect to any period, the amount of taxes to be paid by us, subject to certain adjustments, will generally be determined as though we were to file separate federal, state and local income or franchise tax returns (including, except as provided below, any amounts determined to be due as a result of a re-determination of the tax liability of Citizens arising from an audit or otherwise). We are responsible for any tax liability due any foreign jurisdiction arising from its business activities. The Tax Sharing Agreement will remain in effect so long as any taxing jurisdiction requires the filing of a combined tax return by both Citizens and by us.

   Citizens has sole and exclusive responsibility for (i) preparing any of our tax returns (including amended returns or claims for refund); (ii) representing us with respect to any tax audit or tax contest; (iii) engaging outside counsel and accountants with respect to tax matters regarding us; and
(iv) performing such other acts and duties with respect to our tax returns as Citizens determines is appropriate. The amounts that we will pay Citizens under the Administrative Services Agreement will encompass reimbursement to Citizens for all direct and indirect costs and expenses incurred with respect to our share of the overall costs and expenses incurred by Citizens with respect to tax-related services.

   Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between us and Citizens, during the period in which we are included in Citizens' consolidated group, we could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Citizens' consolidated group.

Indemnification Agreement

   We and Citizens are parties to an indemnification agreement. The Indemnification Agreement provides that we will indemnify Citizens for any liabilities incurred by Citizens under any guarantees of our obligations or liabilities and that we will pay Citizens for its direct costs, if any, of maintaining such guarantees.

Registration Rights Agreement

   We and Citizens are parties to a Registration Rights Agreement. The Registration Rights Agreement provides that, upon the request of Citizens, at our expense, will use our best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of our common stock (and any other securities issued in respect of or in exchange therefor) held by Citizens for sale in accordance with Citizens' intended method of disposition thereof and will take such other actions necessary to permit the sale of these shares in other jurisdictions, subject to certain specified limitations. Citizens will also have the right, at its expense, to include the shares of common stock held by it in certain other registrations of our common equity securities initiated by us on our own behalf or on behalf of our other shareholders.

Customers and Service Agreement

   We and Citizens are parties to a Customers and Service Agreement. The Customers and Service Agreement contains provisions prohibiting us from competing with Citizens for customers in Citizens' existing service areas and in certain new lower density territories which Citizens was or will be first to enter after our initial public offering. Citizens has agreed that it will not compete with us in the service territories in which we provided services prior to our initial public offering and in certain new higher density territories which we were or will be first to provide services after our initial public offering. Neither we nor Citizens may solicit an existing wholesale customer of the other company for services which such customer is currently receiving under contract from the other company. The relevant provisions were intended to permit us to continue all activities in which we engaged prior to our initial public offering, and to expand into related markets. The Customers and Service Agreement will remain in effect until Citizens ceases to own a majority of the voting interest of our capital stock or its designees cease to constitute a majority of our directors.

Citizens' Guarantees of Our Obligations

   Lease

   In June 1995, we entered into agreements to lease certain equipment to be constructed for us. The lessor has agreed to commit up to a maximum of $110,000,000 of the cost of purchasing and installing the equipment. Rental obligations for the equipment commenced in June 1995, and, with renewal options, will expire on April 30, 2002. Citizens has guaranteed all of our obligations under the lease and we will pay Citizens a guarantee fee of 3.25% per year of the amount of the lessor's investment in the leased assets. At December 31, 2000, $110,000,000 was outstanding on the lease.

   Credit Facility

   On November 2, 1997, we entered into a five-year, $400 million revolving credit facility with Citibank, as agent for a group of lending banks. Citizens has agreed to guarantee all debt obligations under this credit facility. The credit facility requires that Citizens maintain a minimum net worth of at least $1 billion and continue to own at least 51% of our outstanding common stock. We have agreed to pay Citizens a guarantee fee at a rate of 3.25% per annum based on the average balance outstanding. At December 31, 2000, we had outstanding loans payable to Citibank in the amount of $400 million.

   Senior Unsecured Notes

   In April 1999, we completed an offering of $325 million of five-year senior unsecured notes. The notes have an annual interest rate of 6.05% and will mature on May 15, 2004. Citizens has guaranteed the payment of principal, any premium and interest on the notes when due. We have agreed to pay Citizens a guarantee fee at a rate of 4.0% per year based on the average outstanding balance. At December 31, 2000, we had $325 million principal amount of these notes outstanding.

   For 2000, we accrued Citizens guarantee fees of $27.8 million under the lease, the credit facility and the senior unsecured notes.

   Refinancing of Obligations

   We and Citizens have agreed that, if Citizens intends to reduce its economic interest in us to less than 51%, Citizens will be entitled to request us to refinance our obligations under the lease and the credit facility and we will be obligated to use its best efforts to do so. This refinancing would occur when Citizens reduces its economic interest in us to less than 51%.

   License Agreement Guaranty

   We have entered into a license agreement with the Bonneville Power Administration whereby we will obtain a license to use fiber optic cable on Bonneville's transmission system. On May 15, 2000 Citizens entered into a guaranty agreement with Bonneville under which Citizens guaranty the payment of the license fee, annual maintenance fee and any liquidated damages provided for in the license agreement.

Telecommunications Services

   Citizens' Communications has transactions in the normal course of business with us. Citizens is an Incumbent Local Exchange Carrier ("ILEC") in certain markets in which we provide services. In order to provide services in those markets, we purchase access from Citizens. We are charged the full-tariff rate for those services, which was $1,750,000 in 2000, representing usage-based charges for the services provided. Citizens purchases certain services from us at prevailing market rates. In 2000, we recognized revenue in the amount of $2,995,000 for these related party transactions.

Network Capacity Lease

   In 1996, we entered into an agreement to lease rights to fiber optic lines on our network to Citizens over 10 years for a monthly fee of $30,000.

   In 1999, we entered into an agreement to lease certain capacity on our network to Citizens over 20 years. Performance under this agreement began when services were activated during 2000. Citizens paid us $6.5 million under this agreement in 2000.

Intercompany Agreement

   We, along with Citizens, desire to provide compensation incentives for certain employees of ELI for high levels of performance and productivity. Therefore, we entered into an Intercompany Agreement dated as of September 11, 2000 whereby Citizens granted to certain of our employees an aggregate of 205,000 shares of our common stock in the form of restricted stock awards pursuant to the Citizens Communications Company Equity Incentive Plan and in consideration for those restricted stock awards, we agreed to grant Citizens 263,425 restricted shares of our Class B Common Stock. The 263,425 shares of our restricted Class B Common Stock had on September 11, 2000 a fair market value equivalent to the fair market value of Citizens' restricted stock awards. The restrictions on a proportionate number of shares of our Class B Common Stock will lapse with the lapse of restrictions on Citizens' stock. Our Compensation Committee and the Compensation Committee of Citizens have approved the Intercompany Agreement.

Intercompany Revolving Credit Facility

   On October 30, 2000 we entered into a revolving credit facility with Citizens for $450 million with an interest rate of 15% and a final maturity of October 30, 2005. Funds of $260 million for general corporate purposes are available to be drawn by us until March 31, 2002. The remaining balance may be drawn by us to pay interest expense due under the facility. In 2000, Citizens advanced us $38 million.

Other

   In the future, additional transactions may occur and agreements may be reached between us and Citizens in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties or other corporate opportunities, potential competitive business activities, payment of dividends, incurrence of indebtedness, guarantees, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administrative and services arrangements, and issuances or sales of our capital stock.

    APPROVAL OF AMENDMENT TO ELECTRIC LIGHTWAVE, INC. EQUITY INCENTIVE PLAN

   The Company's 1997 Equity Incentive Plan (the "Plan") was approved by the stockholders at the 1998 Annual Meeting. The Plan was intended to provide equity incentives to attract and retain employees. As of February 28, 2001, 5,441,056 shares of common stock had been granted under the Plan and only 1,229,544 shares of common stock remained available for future grant under the Plan. On March 19, 2001, the Board of Directors upon recommendation of its Compensation Committee unanimously adopted, subject to stockholder ratification, an amendment to the Plan to increase the maximum number of shares of common stock which may be issued under the Plan from 6,670,600 shares to 8,670,600 shares. A copy of the full text of the amendment is included as Appendix B to this Proxy Statement.

   Purpose Of The Plan

   The purpose of the Plan is to provide compensation incentives for high levels of performance and productivity by our employees and the employees of our Participating Companies (as defined below) and individuals who perform services for us as director, consultant or otherwise. The Plan is intended to strengthen our existing operations and our ability to attract and retain outstanding personnel upon whose judgment, initiative and efforts our continued efficiency, productivity, growth and development is dependent, as well as encourage such personnel to have a greater personal financial investment in the company through ownership of our common stock.

   A copy of the Plan as amended is available upon request in writing or by telephone from Shareholder Services, Electric Lightwave, Inc., 3 High Ridge Park, Stamford, CT 06905, and the following description is qualified in its entirety by the full text of the Plan as amended.

   Shares Subject to the Plan; Duration of the Plan

   Awards granted under the Plan relate to shares of our Class A or Class B common stock. The maximum number of shares of common stock which will be issued pursuant to awards at any time will be no more than 8,670,600 shares. No individual may be granted more than 500,000 shares in any calendar year if the award is denominated in number of shares or, if the award is denominated in dollars, $750,000 in dollar value. These shares are divided among the various components of the Plan in such manner as the Compensation Committee may determine or authorize. No awards may be granted more than ten years after the effective date of the Plan.

   Any shares of common stock which were issued and have been forfeited or were subject to awards under the Plan which have expired or terminated for any reason will thereupon become available for issuance pursuant to awards granted thereafter during the term of the Plan, except for awards to "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code and as required to conform to the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 or other applicable law. Shares of common stock received by us in connection with the exercise of an award are also available for issuance under the Plan, subject to the limitations noted above.

   The number and kind of securities which are authorized to be issued under the Plan or pursuant to then outstanding awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalizations, reorganizations or similar transactions.

   The average of the high and low bid and ask prices quoted on Nasdaq for our Class A common stock on February 28, 2001, was $3.91 per share.

   Participation

   All of our employees, officers and directors and all the employees, officers and directors of other Participating Companies and individuals who perform services for us as a director, consultant or otherwise upon whose judgment and initiative, our productivity, growth and development is dependent are eligible for selection to participate in the Plan. A "Participating Company" includes us or any of our subsidiaries or any other affiliate which is 50% or more owned directly or indirectly by us or which owns 50% or more of the voting power of our shares of common stock or is controlled by, or controls, or is under common control with, us. The Compensation Committee and the Board of Directors have made awards of shares under the Plan in connection with the public offering of shares of Class A Common Stock and have made subsequent awards.

   As of March 19, 2001, approximately 1,100 of our employees were eligible to participate in the Plan, including approximately seven executive officers. In addition, five directors are eligible to participate in the Plan.

   Administration

   The Compensation Committee consisting of members of the Board of Directors administers the Plan. The administration of the Plan is intended to satisfy any "nonemployee director" or similar requirements under the Securities Exchange Act of 1934 rules and "outside directors" or similar requirements under Section 162(m) of the Internal Revenue Code. Subject to the express provisions of the Plan, the Compensation Committee is authorized among other things, to (a) determine those eligible individuals or groups to whom awards may be granted; (b) grant awards to any eligible individual; (c) determine the terms and conditions (which need not be identical) of each award; (d) establish and modify performance objectives; (e) determine the rights of each participant after employment or the rendering of services has terminated and the periods during which any rights may be exercised; (f) modify or amend any award (by cancellation and re-grant or substitution of awards or otherwise and with terms and conditions more or less favorable to the employee) or waive any restrictions or conditions applicable to any award or the exercise or realization thereof (except that, with certain exceptions based on regulation, the Compensation Committee may not undertake any such modifications, amendments or waivers if the effect thereof, taken as a whole, adversely and materially affects the rights of any recipient of a previously granted award without his or her consent); (g) prescribe and rescind rules, regulations and policies for the administration of the Plan; (h) interpret, construe and administer the Plan and any related award agreement and define the terms employed therein; and (i) make all of the determinations necessary or advisable with respect to the Plan or any award granted thereunder. Any power, action, authority, or discretion granted to or exercisable by the Compensation Committee pursuant to the provisions of the Plan may, if the Compensation Committee or the Board of Directors so determines, be exercised by or delegated by the Board of Directors.

Awards

   Stock Options and Stock Appreciation Rights

   Under the Plan, a stock option, which may be a non-qualified or an incentive stock option, may be granted either alone or in conjunction with one or more other awards. The exercise price, except in the discretion of the Compensation Committee in the case of non-statutory options granted to new employees or others who commence to render services, shall be equal to or greater than 85% of the fair market value of the underlying common stock on the date of grant or, in the case of a SAR or incentive stock options, 100% of the fair market value on such date. The term of each stock option shall also be determined by the Compensation Committee but may not exceed ten years from the date of grant.

   Upon exercise, the option price of each stock option is payable by the option holder in cash or, in the sole discretion of the Compensation Committee, through the delivery of shares of our common stock valued at their fair market value as determined by the Compensation Committee, or in a combination of cash and shares. The Compensation Committee may grant a replacement stock option to an option holder to replace the shares which the option holder delivered to us. The Compensation Committee may also accept the surrender of the right to exercise any stock option for payment in cash or shares or any combination thereof. The Compensation Committee may also grant stock appreciation rights, free standing or in tandem with stock options, which entitle the holder thereof to receive a similar payment at his or her election.

   The Compensation Committee may grant a replacement stock option to an employee for a number of shares equal to the number of shares which the option holder delivered to us in payment of, or sold for payment of, the price of any stock option or stock purchase right or any related income taxes with respect to any such stock option or stock purchase right of ours held by the employee. The option price of any replacement stock option shall be subject to the restrictions summarized above, except that the option price may not be less than 100% of the fair market value of the common stock delivered to us on the date of such payment.

   The Compensation Committee is also authorized, in its sole discretion and upon such terms and conditions as it may deem appropriate, to accept the surrender of the right to exercise any stock option granted under the Plan as to all or any of the shares as to which the stock option is then exercisable for alternative settlement by payment to the option holder of an amount not to exceed the difference between the option price and the then fair market value of the shares as to which such right of exercise is surrendered. Such payment may be made in cash or in shares of our common stock (valued at the then fair market value) or any combination thereof as the Compensation Committee determines in its sole discretion. The Compensation Committee may also grant stock appreciation rights, free standing or in tandem with stock options, which entitle the holder thereof to receive a similar payment at his or her election.

   Other Stock-based Awards

   In order to enable us and the Compensation Committee to respond quickly to significant developments in applicable tax and other legislation and regulations and to trends in executive compensation practices, the Plan also authorizes the Compensation Committee to grant other stock-based awards to employees eligible for selection to participate in the Plan. Other stock-based awards will consist of awards that are valued in whole or in part by reference to, or otherwise based on, our common stock and may include, but are not limited to, performance shares, restricted stock, and deferred stock. Reference is made to the Plan for Plan provisions applicable to performance shares, restricted stock and deferred stock. Subject to the terms of the Plan, the Compensation Committee may determine any and all terms and conditions of other stock-based awards. The total number of shares of common stock which may be issued pursuant to all components of the Plan may not exceed the limit stated above under "Shares Subject to the Plan; Duration of the Plan."

   The performance objectives determined by the Compensation Committee for each performance share award shall be based on: stock price; market share; sales; earnings per share; operating cash flow; free cash flow; net income or loss; net income or loss adjusted to exclude specified items such as gain or losses from extraordinary or non-recurring items and non-cash expense and income, and before specified expense items such as interest, depreciation, amortization and income taxes; EBITDA; revenues; return on equity or assets; cost control; or a combination of any of the foregoing.

   Payment or settlement of other stock-based awards is in cash or in shares of the Company's common stock or in any combination thereof as the Compensation Committee determines in its sole discretion. The Compensation Committee may permit the payment of withholding taxes due in connection with awards under the Plan by the withholding of shares to be issued under the award or by the employee's delivery of other shares of our common stock.

   "Change in Control" Provisions

   Awards may include, or may incorporate from any relevant guidelines adopted by the Compensation Committee, terms which provide that any or all of the following actions or consequences, with any modifications adopted by the Compensation Committee, may occur as a result of, or in anticipation of, any change in control (as defined below) to assure fair and equitable treatment of participants: (i) acceleration of time periods for purposes of vesting, or realizing gain from, any outstanding award (including the immediate exercisability in full of options held for six months or more); (ii) purchase of any outstanding award from the holder for its equivalent value, as determined by the Compensation Committee; (iii) adjustments or modifications to outstanding awards, including the modification or elimination of restrictions and performance goals, as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants. A change in control is defined to mean the occurrence of any of the following events: (i) a person or group (other than Citizens) becomes the owner of stock having 20% or more of the total number of votes that may be cast for the election of members of the Board; (ii) a consolidation or merger or sale of assets in which we are not the surviving corporation or, subject to exceptions, pursuant to which our stock will be converted into cash, securities or other property or a sale, lease, exchange or other transfer of 51% or more of our the assets; or (iii) as a result of or in connection with any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who are members of the Board of Directors before the transaction shall cease to constitute a majority of our Board of Directors.

   The Plan is subject to amendment or termination at any time by the Board of Directors. However, no amendment or modification would become effective unless approved by the affirmative vote of our stockholders if such approval is necessary or deemed desirable for the continued validity of the Plan or its compliance with any tax or securities law rule or regulation of any stock exchange or stock market, or other legal or regulatory requirement.

   These provisions in the Plan allowing the Compensation Committee to award accelerated vesting upon a change in control could in some circumstances have the effect of an "anti-takeover" defense because, as a result of these provisions, a change in control could be more difficult or costly. This, however, is not our intention in adopting the Plan, because the purpose of the Plan is to attract and retain the most qualified persons available to contribute to our future success.

   Federal Income Tax Consequences

   The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to awards under the Plan.

   Stock Options

   Under the Plan, the Compensation Committee may grant options which either qualify or do not qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code. An option holder will realize no taxable income and no deduction will be available to us upon the grant of either type of option. However, the tax consequences of the exercise of the option and subsequent disposition of the shares received upon exercise will depend upon which type of option is granted.

   Incentive Stock Options

   An option holder upon the exercise of an incentive stock option will realize no regular taxable income if the holding period and employment requirements contained in the Internal Revenue Code are met. However, the spread between the exercise price and the fair market value on the date of exercise will be an item of tax preference which may give rise to alternative minimum tax liability at the time of exercise. Under the holding requirements, the option holder must not dispose of the shares within two years of the date the option was granted nor within one year from the time of exercise; and the option holder generally must exercise the option while employed by our subsidiaries or us or within three months after the termination of such employment.

   Upon the subsequent disposition of shares acquired through the exercise of an incentive stock option after satisfaction of the above holding period and employment requirements, any gain or loss realized upon such disposition will be treated as capital gain or loss to the optionee, and we will not be entitled to any income tax deduction in respect to the exercise of the option or the disposition of the shares received upon exercise. For purposes of determining the amount of such gain or loss, the option holder's tax basis in the shares will be the option price.

   If the holding period or employment requirements are not met, the option will be treated as one which does not meet the requirements of the Internal Revenue Code for incentive stock options and the option holder will recognize ordinary income at the time of disposition of the shares, generally in an amount equal to the excess, if any, of the fair market value of the stock at exercise over the option price. The balance of the gain realized, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. If the option holder sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income will be limited to the amount realized on the sale over the exercise price of the option. We and our subsidiaries will be allowed a tax deduction to the extent the option holder recognized ordinary income.

   Non-qualified Stock Options

   At the time of exercise of a non-qualified option, an option holder will realize income taxable at ordinary income tax rates, and we will be entitled to a tax deduction, in the amount by which the then fair market value of the shares purchased exceeds the option price of the shares. The option exercise may be subject to the withholding requirements of the tax law.

   Upon the subsequent disposition of shares received upon exercise of a non-qualified option, an option holder will also realize income or loss in an amount equal to the difference between the sales price of the shares and the fair market value of the shares used for computing ordinary income or loss realized in connection with the exercise of the option. The income or loss will be long- or short-term capital gain or loss depending upon the length of time the shares have been held from the date as of which ordinary income or loss was recognized in connection with the exercise of the option.

   Stock Appreciation Rights

   The exercise of a stock appreciation right will result in ordinary income to the holder in the year the stock appreciation right is exercised. The amount of income recognized will be equal to the total value of all cash and the fair market value of the common stock received pursuant to the exercise of the stock appreciation right. We will be entitled to a corresponding income tax deduction equal to such amount subject to certain requirements. The tax treatment of a stock appreciation right is the same whether the stock appreciation right is exercised in conjunction with an incentive stock option or a non-qualified stock option.

   All Stock Options

   If an option holder tenders shares of our common stock in partial or full payment of the option price for shares to be acquired through the exercise of an option, the option holder generally will not recognize any taxable gain or loss on the tendered shares. However, if the shares tendered were previously acquired upon the exercise of an incentive stock option and such exercise occurs prior to satisfaction of the holding period requirement for the tendered shares, the tender of such shares will be an early disposition with the tax consequences described above for an early disposition of shares acquired upon exercise of an incentive stock option.

   In the case of a tender of shares in partial or full payment of the option price, the option holder's tax basis in the shares received upon exercise of the option is not uniform. The number of shares acquired that equals the number of shares tendered will take the tax basis of the tendered shares including the effect of the tax consequences of any early disposition. The additional shares acquired in excess of the number of shares tendered will have a tax basis equal to the ordinary income realized on the exercise in the case of a non-qualified option. In the case of an incentive stock option, the tax basis in the additional shares will be zero.

   Cash payments by us to an option holder upon surrender of the right to exercise any stock option are subject to withholding and are taxable to the option holder at ordinary income tax rates and deductible by us at the time of payment. When such payments are made in shares of our common stock, the fair market value of the shares at the time of payment are taxable to the option holder at ordinary income tax rates and deductible to us. Upon the disposition of the shares received, taxable income or loss also will be realized in an amount equal to the difference between the sales price of the shares and the fair market value of the shares on the date they were taxable to the option holder. The income or loss will be a capital gain or loss depending upon the period of time the shares have been held by the option holder.

   Other Stock-based Awards

   An employee will not realize any taxable income upon the grant of an award of restricted stock subject to substantial restrictions, such as a requirement of continued performance or the attainment of performance objectives, unless the employee elects to be taxed at that time in accordance with Section 83 of the Internal Revenue Code. Upon the lapse of restrictions on restricted stock which occur in accordance with terms of such restriction, the employee will realize taxable income and we will be entitled to a corresponding deduction equal to the excess of the fair market value of the shares at that time over any amount paid for the shares. The employee may be subject to the withholding requirements of the tax law.

   Generally, upon the grant of stock-based awards which are not subject to restrictions on transfer or the achievement of goals, an employee will realize compensation taxable as ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the sum of any cash received by the employee plus the fair market value of any shares of common stock received by the employee.

   The above federal income tax information is a summary only and does not purport to be a complete statement of the relevant provisions of the Internal Revenue Code.

   Amendment, Termination and Expiration

   The Plan is subject to amendment or termination at any time by our Board of Directors. However, no amendment or modification would become effective unless approved by affirmative vote of our stockholders if such approval is necessary for the continued eligibility of the Plan or its compliance with Rule 16b-3 or any successor rule under the Securities Exchange Act of 1934, Section 162(m) of the Internal Revenue Code, or any other rule or regulation.

   Recommendation

   The Board of Directors recommends a vote to amend the Plan to increase the number of shares of common stock which may be issued under the Plan to 8,670,600, subject to adjustment for stock dividends, stock splits and other future changes in our capital stock. The proposed amendment to the Plan is necessary to continue the Plan in effect, which the Board of Directors believes strengthens our existing operations and its ability to attract and retain outstanding personnel upon whose judgment, initiative and efforts our continued efficiency, productivity, growth and development is dependent, as well as encourage such personnel to have a greater personal financial investment in us through ownership of our common stock. Approval of the amendment to the Plan requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the annual meeting and entitled to vote at the annual meeting. Abstentions will be counted as "against" votes.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

   The aggregate fees paid to KPMG LLP, our independent public accountants, for professional services rendered for the audit of our annual financial statements for 2000 and for the reviews of our quarterly financial statements included in our Forms 10-Q for 2000 were $175,000. No other fees were paid to KPMG LLP by the Company.

General

   One or more representatives of KPMG LLP will be present at our annual meeting of stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                 OTHER MATTERS


   We do not know of matters other than the foregoing that will be presented for consideration at the meeting.


                             STOCKHOLDER PROPOSALS

   For proposals, if any, to be considered for inclusion in the proxy materials for the 2002 annual meeting, they must be received by November 24, 2001. Under our Bylaws, if any stockholder intends to propose at the Annual Meeting a nominee for director or the adoption or approval of any other matter by the stockholders, other than matters included in the proxy statement in accordance with the foregoing sentence, the proponent must give written notice to us no earlier than January 1, 2002, nor later than February 15, 2002.

   The entire cost of soliciting management proxies will be borne by us. Proxies will be solicited by mail and may be solicited personally by our directors, officers or regular employees, who will not be compensated for such services. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $1,500, plus distribution costs and other expenses.

                                 By Order of the Board of Directors




                                 L. Russell Mitten
                                 Secretary

                                                                     Appendix A

                            ELECTRIC LIGHTWAVE, INC.

                            Audit Committee Charter

   Status

   The Audit Committee is a committee of the Board of Directors.

Membership

   The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. Each member shall have the ability to read and understand the Company's basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall, in the judgment of the Board of Directors, have accounting or financial management expertise. Independence and financial ability is to be determined by the Board of Directors in its business judgment.

Powers and Responsibilities

1. Receive from the outside auditors on a periodic basis, as required by Independence Standards, a written report delineating all relationships between the auditors and the Company and discuss with the outside auditors any disclosed relationships or services that may impact their objectivity and independence, and recommend that the Board of Directors take necessary action in response to this report to satisfy the Board of the outside auditors' independence. The Audit Committee is to be the Company's principal agent in monitoring this independence.

2. Review with members of the Company's outside auditing firm, the scope of the prospective audit, the estimated fees therefor, the extent to which Company resources were or can be used in the future, and such other matters pertaining to such audit as the Committee may deem appropriate. Receive copies of the annual comments from the outside auditors on accounting procedures and systems of internal control and audit, and review with them the significant matters and any suggestions they may have relating to the systems of internal control and audit.

3. Review, at least annually, the then current and future programs of the Company's internal audit department, including the procedure for assuring implementation of accepted recommendations made by the auditors and the department. Receive summaries of all formal audit reports issued by the internal audit department; and review the significant matters contained in such reports.

4. Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem necessary with respect to the accounting practices and systems of internal control of the Company and with respect to current accounting trends and developments, and recommend such action with respect thereto as may be deemed necessary.

5. Recommend annually the public auditing firm to be outside auditors for the Company and recommend their compensation, for approval by the Board of Directors. Among the Board of Directors, Audit Committee and the outside auditors, the outside auditors are ultimately accountable to the Board of Directors. The Board of Directors has the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the outside auditors (or, if the outside auditors are approved by the stockholders, to nominate the outside auditors to be proposed for shareholder approval in any proxy statement).

6. Review with management and the outside auditors for the Company the annual and quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the financial statements incorporated in Form 10-K and Form 10-Q prior to the filing of these forms with the Securities and Exchange Commission (SEC). Such review is to include items brought to the Committee's attention as required by Auditing Standards.

7. Review matters that have come to the attention of the Committee through reports of management, legal counsel and others, that relate to the status of compliance and anticipated future compliance with laws, regulations, internal controls, and that may be expected to be material to the Company's financial statements.

8. Recommend to the Board the retention of persons with professional or expert competence, or with special knowledge or experience.

Meetings

   The Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

Reports and Other Requirements

   The Committee shall prepare all reports concerning this charter and the activities of the Committee required by regulations of the SEC or the National Association of Securities Dealers ("NASD"). The Company acknowledges that the Company and the Committee operate under regulations promulgated by the SEC and the NASD.

Amendment

   This Charter may be amended only by the affirmative vote of the Board of Directors.

                                                                     Appendix B


                  SECOND AMENDMENT TO ELECTRIC LIGHTWAVE, INC.
                           1997 EQUITY INCENTIVE PLAN


   This SECOND AMENDMENT (this "Amendment") to Electric Lightwave, Inc. 1997 Equity Incentive Plan (the "Plan") is made on this 19th day of March, 2001, by Electric Lightwave, Inc. (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware.

   WHEREAS, the Company has determined that it is in its best interests to amend the Plan as set forth herein.

   NOW THEREFORE, upon approval of this Amendment by the Board of Directors and the Stockholders of the Company, the Plan shall be amended as follows:

   1. Section 3, paragraph (a) of the Plan shall be amended by deleting the number "6,670,600" in the first sentence of such paragraph and replacing it with the number "8,670,600."

   2. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

   IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the day and year first above written.

                                     ELECTRIC LIGHTWAVE, INC.


                                     By:
                                     Name:
                                     Title:

                  See Advance Registration Form on back cover.

                            Electric Lightwave, Inc.
                             Administrative Offices
                              4400 NE 77th Avenue
                          Vancouver, Washington 98662


                      2001 Annual Meeting of Stockholders
                     2:00 p.m., Central Time, May 17, 2001


                            Hotel Inter-Continental
                               Chicago, Illinois


                           ADVANCE REGISTRATION FORM


   Please send your completed and signed proxy form in the enclosed envelope. Include this advance registration form in the envelope if you plan to attend or send a representative to the Annual Meeting.

   Attendance at the Annual Meeting is limited to Electric Lightwave's stockholders, or their authorized representative and guests and employees of the Company.

   If your shares are held in the name of any intermediary, please see instructions in the Chief Executive Officer's letter (front cover of this proxy statement).





                            Cut off at dotted line.
 .. .. .. .. ... .. .. .. ... .. .. .. ... .. .. .. ... .. .. .. ... .. .. .. .
                             (Please type or print)


Stockholder's
Name


Address






City                                    State                             Zip




I am an Electric Lightwave stockholder. I am sending the following person as my representative:





Stockholder's Signature

                            ELECTRIC LIGHTWAVE, INC.
                                     PROXY

                                TO VOTE BY MAIL

To vote by mail, complete both sides, sign, date and return this proxy in the envelope provided.

                              TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

    1. Read the accompanying Proxy Statement.

    2. Using a Touch-Tone telephone, call 1.800.555.8140 and follow the instructions.

    3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

Please note that all votes cast by telephone must be submitted prior to midnight Central Time, May 15, 2001.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

       If You Vote By TELEPHONE Please Do Not Return this Proxy By Mail.

                              TO VOTE BY INTERNET

Your Internet vote is quick, confidential and immediately submitted. Just follow these easy steps:

    1. Read the accompanying Proxy Statement.

    2. Visit our Internet voting site at http://www.eproxyvote.com/ist-elicm and follow the instructions on the screen.

    3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be submitted prior to midnight Central Time, May 15, 2001.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

        If You Vote By INTERNET Please Do Not Return This Proxy By Mail.

Proposal 1
----------

Election of Directors                 Nominees:

For             Withheld              01 Robert Braden
/ /               / /                 02 Rudy J. Graf
                                      03 Guenther E. Greiner
                                      04 Stanley Harfenist
                                      05 William Kraus
                                      06 Scott N. Schneider
                                      07 Robert A. Stanger
                                      08 Leonard Tow
                                      09 Maggie Wilderotter

For, except vote withheld from
the following Nominee(s): __________________________________

                                      (Continued and to be signed on other side)

Proposal 2
----------

Approve Amendment to Electric Lightwave, Inc. 1997 Equity Incentive Plan

For           Against           Abstain
/ /             / /               / /

                            [ELECTRIC LIGHTWAVE LOGO]
                         Annual Meeting of Shareholders
                                  May 17, 2001

                                  PROXY VOTING

You can choose one of three ways to vote your proxy: By mail, by phone or by Internet. See the reverse side of this sheet for instructions.


   IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF
           THIS PROXY, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

                           Illinois Stock Transfer Co.
                      209 West Jackson Boulevard, Suite 903
                             Chicago, Illinois 60606

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
                            ELECTRIC LIGHTWAVE, INC.
                 Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Guenther E. Greiner, Stanley Harfenist and Maggie Wilderotter or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Electric Lightwave, Inc. (the "Company") to be held on Thursday, May 17, 2001, at 2 p.m., Central Daylight Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.

                             Signature:________________________________________

                             Signature:________________________________________

                             Date:________________________________________ ,2001

                             Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted "For" Proposal 1 and "For" Proposal 2. Abstentions are counted as "Against" votes for Proposal 2. (over for Proposals)